Exhibit 10.2

Lock-Up Agreement

February [●], 2026

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) McCarthy Finney, Inc., a Delaware corporation (the “Holdco”), has entered into an Agreement and Plan of Merger, dated as of February [●], 2026 (as such agreement may be amended, restated, amended and restated or otherwise modified from time to time, the “Merger Agreement”), with Thramann Holdings, LLC, a Colorado limited liability company (the “Thramann”), Auddia Inc., a Delaware corporation (“Auddia”), Auddia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Auddia Merger Sub”) and Thramann Merger Sub, LLC., a Colorado corporation and wholly owned subsidiary of Holdco (“Thramann Merger Sub”), pursuant to which (x) Auddia Merger Sub will be merged with and into Auddia (the “Auddia Merger”) and the separate corporate existence of Auddia Merger Sub will cease and Auddia will continue as the surviving corporation (the “Auddia Merger Effective Time”) and (y) Thramann Merger Sub will be merged with and into Thramann (the “Thramann Merger” and together with the Auddia Merger, the “Mergers”) and the separate corporate existence of Thramann Merger Sub will cease and Thramann will continue as the surviving corporation (the “Thramann Effective Time”) and (ii) in connection with the Mergers, the holders of membership interests of Thramann will receive shares of common stock, par value $0.001 per share, of Holdco (“Holdco Common Stock”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to the willingness of each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing upon the date hereof and ending on the date that is 180 days after the Auddia Merger Effective Time (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Holdco Common Stock received by the Stockholder in connection with the Contemplated Transactions (excluding shares of Holdco Common Stock received upon conversion of the Notes) or any securities of Holdco received by the Stockholder in connection with the Contemplated Transactions that are convertible into or exercisable or exchangeable for Holdco Common Stock, including without limitation, Holdco Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities of Holdco which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or other equity award (excluding shares of Holdco Common Stock received upon conversion of the Notes) (collectively, “Shares”), (b) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Holdco Common Stock or such other securities, in cash or otherwise, or (c) make any demand for or exercise any right with respect to the registration of any Shares, in each case other than:

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(i) transfers of Shares as bona fide charitable contributions, gifts or donations as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

(ii) if the Stockholder is a natural person, transfers or dispositions of Shares to (A) any person related to the Stockholder by blood or adoption who is an immediate family member of the Stockholder, or by marriage or domestic partnership, or to a trust formed for the benefit of the Stockholder or any of the Stockholder’s immediate family, (B) to the Stockholder’s estate, following the death of the Stockholder, by will, intestacy or other operation of Law, (C) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, or (D) to any corporation, partnership or other entity, in each case, all of the beneficial ownership interests of which are held by the Stockholder or an immediate family member of the Stockholder;

(iii) if the Stockholder is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Stockholder, including investment funds or other entities under common control or management with the Stockholder (including, for the avoidance of doubt, where the Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, current or former partners, members, stockholders or managers (or to the estates of any of the foregoing), as applicable, of the Stockholder (including upon the liquidation and dissolution of the Stockholder pursuant to a plan of liquidation approved by the Stockholder’s equity holders), (C) transfers or dispositions not involving a change in beneficial ownership or (D) with prior written consent of Holdco (as constituted following the Closing);

(iv) transfers or dispositions of Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder;

(v) transfers of Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder;

(vi) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(vii) transfers or dispositions not involving a change in beneficial ownership;

(viii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that, in the case of any transfer or distribution of this clause (viii) such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Holdco a lock up agreement in the form of this letter agreement with respect to the shares of Holdco Common Stock or such other securities that have been transferred or distributed;

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(ix) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Holdco’s capital stock involving a change of control of the Holdco, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this letter agreement;

(x) any sales in open market transactions (including, without limitation, the establishment of a 10b5-1 Plan (as defined below) and any sales pursuant to such 10b5-1 Plan) during the Restricted Period to generate such amount of net proceeds to the Stockholder from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting and/or settlement of restricted stock units held by the Stockholder that are scheduled to vest and/or settle immediately prior to or during the Restricted Period;

(xi) transfers pursuant to an order of a court or regulatory agency;

(xii) transfers, distributions, sales or other transactions with the prior written consent of Holdco (as constituted following the Closing); or

(xiii) transfers, distributions, sales or other transactions of Holdco Common Stock, if any, issued in connection with the Pre-Closing Financing; or (d) publicly disclose the intention to do any of the foregoing described in clauses (a), (b) and (c) above; provided, that in each case of clauses (i)-(viii), (1) other than with respect to clause (v), no filing by any party (including any donor, donee, transferor or transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period), (2) other than with respect to clause (v), any such transfer or distribution shall not involve a disposition for value, and (3) the transferee or donee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee or donee provides Holdco with a copy of such agreement promptly upon consummation of any such transfer; provided further, that in the case of clause (x), filings under Section 16(a) of the Exchange Act shall only be permissible if such filing clearly indicates in the footnotes thereto that the filing relates to securities being sold to generate net proceeds up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting and/or settlement of Holdco equity awards. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise an option or warrant to purchase Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant provided the Shares are transferred to Holdco and not sold on the open market) and provided further, that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) transfer Shares to Holdco to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of such options, warrants, restricted stock units or other equity awards, as applicable, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act (“10b5-1 Plan”) for the transfer of Shares, provided that such plan does not provide for any transfers of Shares during the Restricted Period (except as provided in clause (ix) above) and, provided further, that, no filing under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment of such a plan (except if the Stockholder is a director or officer of Holdco, for disclosure required under Item 408 to Regulation S-K), (d) transfer Shares to Holdco pursuant to arrangements under which Holdco has the option to repurchase such Shares, or (e) transfer or dispose of Shares acquired on the open market following the Auddia Effective Time.

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Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Holdco. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Holdco may issue appropriate “stop transfer” certificates or instructions. Holdco may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

In the event that during the Restricted Period any holder of Holdco’s securities that is subject to a substantially similar agreement entered into by such holder, other than the Stockholder, is permitted by Holdco to sell or otherwise transfer or dispose of shares of Holdco Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Holdco Common Stock held by the Stockholder shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Holdco to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Holdco Common Stock in an aggregate amount in excess of 1% of the number of shares of Holdco Common Stock originally subject to a substantially similar agreement.

Upon the release of any Shares from this letter agreement, Holdco will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or the establishment of book entry positions at the Holdco’s transfer agent representing the Shares without the restrictive legend above and the withdrawal of any stop transfer instructions at the Holdco’s transfer agent.

The Stockholder understands that each of Holdco, Auddia and Thramann is relying upon this letter agreement in proceeding toward consummation of the Mergers. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The Stockholder understands that if the Merger Agreement is terminated in accordance with its terms, or the board of directors of Auddia makes a Auddia Board Adverse Recommendation Change, the Stockholder will be released from all obligations under this letter agreement.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

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Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

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